Carla Baca
Director of Corporate Communications
P: 615.269.8175
News Release
HEALTHCARE REALTY TRUST PROVIDES UPDATE ON ATLANTA PORTFOLIO ACQUISITION

NASHVILLE, Tennessee, September 27, 2017 - Healthcare Realty Trust Incorporated (NYSE: HR) has entered into an amended and restated agreement with Meadows & Ohly, LLC to acquire eight medical office buildings totaling 496,000 square feet in the Atlanta, Georgia market (the “Portfolio”) for an aggregate purchase price of $193.8 million, which represents a 2018 cash yield of 5.2%. The Company had previously agreed to purchase these eight properties for $204.5 million at a 2018 cash yield of 4.9%.
The eight properties in the Portfolio include seven on-campus medical office buildings located on three WellStar Health System (“A” rated) campuses and one off-campus medical office building fully leased by Piedmont Healthcare (“AA-” rated) with 13 years of remaining lease term. The seven on-campus properties are 58.3% occupied by WellStar and 95.5% occupied overall. WellStar operates 11 hospitals, generated $2.2 billion of revenue in 2016, and has a 21.0% market share, making it the leading health system in the Atlanta MSA.
The transaction is expected to be funded with net proceeds from the Company’s August equity offering and $33.9 million of assumed debt bearing an average interest rate of 3.8%. The Company expects the closings of the eight properties to occur throughout the fourth quarter of 2017, subject to timing of loan assumptions.
The original agreements provided for the acquisition of 15 properties comprising 1.3 million square feet at an aggregate purchase price of $612.5 million. Fourteen of the properties were subject to purchase rights held by the three associated health systems. The health systems exercised rights to purchase seven properties valued at $408.0 million. The Company had the right to terminate the transaction if more than $300 million in properties were removed through the exercise of health system purchase rights. The Company has elected to purchase the remaining eight properties, originally valued at $204.5 million, at a reduced price of $193.8 million. The Company’s acquisition of the eight remaining properties is not subject to any outstanding purchase rights.
Healthcare Realty Trust is a real estate investment trust that integrates owning, managing, financing and developing income-producing real estate properties associated primarily with the delivery of outpatient healthcare services throughout the United States. As of June 30, 2017, the Company had gross investments of approximately $3.6 billion in 197 real estate properties in 26 states totaling approximately 14.5 million square feet. The Company provided leasing and property management services to approximately 10.9 million square feet nationwide.
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Additional information regarding the Company can be found at www.healthcarerealty.com. Please contact the Company at 615.269.8175 to request a printed copy of this information.
In addition to the historical information contained within, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. These risks include, without limitation, the Company’s ability to complete the acquisition on the anticipated timeline or at currently anticipated costs, targeted capitalization rates, or targeted stabilized yields, or at all, and other risks as more fully described in filings with the Securities and Exchange Commission by Healthcare Realty Trust, including its Annual Report on Form 10-K for the year ended December 31, 2016 under the heading “Risk Factors,” and as updated in its Quarterly Reports on Form 10-Q filed thereafter.
Forward-looking statements represent the Company’s judgment as of the date of this release. The Company disclaims any obligation to update forward-looking statements.